Exhibit 10-40

ENERGY EAST CORPORATION
DEFERRED COMPENSATION PLAN
FOR DIRECTORS

PURPOSE:

     This Plan will permit each participating Director ("Participant") to defer receipt of all or a portion of his compensation as a Director of Energy East Corporation ("Energy East") (including compensation as a member of any committee of the Board of Directors) until the Participant's retirement as a Director of Energy East.

EFFECTIVE DATE:

     The Plan's effective date is September 6, 2000 and the compensation earned after that date may be deferred, provided a timely election is made in the manner described herein. The Plan may be terminated or modified by Energy East at any time for future years, and participation is at the sole discretion of each Director.

ELIGIBILITY:

     Except as otherwise provided herein, any Director of Energy East may elect to participate by executing a Deferred Compensation Schedule with Energy East, in the form attached hereto (Schedule A). A Director of Energy East who (i) commences service as a Director of Energy East (or first becomes eligible to receive compensation as a Director of Energy East) during a calendar year, (ii) immediately before commencing such service (or becoming eligible for compensation as a Director of Energy East) served as a director of New York State Electric & Gas Corporation ("NYSEG"), and (iii) was participating in a comparable deferred compensation plan of NYSEG shall be deemed to have elected, prior to January 1 of that calendar year, to participate in this Plan on terms comparable to the terms under which he participated in the deferred compensation plan of NYSEG.

AMOUNTS DEFERRED:

     A Director may elect to defer annually all or a specified part of the compensation otherwise payable to him as a Director of Energy East for the calendar year immediately following the date of election. With respect to the calendar year in which an individual becomes a Director, however, such Director may make an election to participate for that calendar year within 30 days after such individual becomes a Director. Similarly, with respect to the calendar year in which this Plan takes effect, an existing Director may elect within 30 days of the Plan's effective date to defer compensation for services performed by the Director after the Plan's effective date. The annual amount to be deferred in any subsequent calendar year may be eliminated, reduced or increased by the Director at any time prior to the commencement of the calendar year in which such amounts are due to be earned but not thereafter. The deferred amounts, including interest, shall be reflected in Energy East's accounts as a liability in favor of the Director but shall not be funded, nor shall any monies be set aside for this purpose, provided, however, that Energy East, in its discretion, may establish a trust to pay such amounts, which trust shall be subject to the claims of Energy East's creditors in the event of Energy East's bankruptcy or insolvency, and provided further, that Energy East shall remain responsible for the payment of any such amounts which are not so paid by any such trust. In any case, a Director shall have the status of a general unsecured creditor of Energy East with respect to such payments, and a Director's rights to the payments shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Director or the Director's beneficiary.

INTEREST:

     Semi-annually, at June 30 and December 31, Energy East will credit to each Director's deferred compensation amount an amount equal to simple interest computed daily by applying the prime interest rate from time to time established by The Chase Manhattan Bank, N.A. on short-term borrowing and compounded semi-annually on the aggregate balance of the deferred compensation amount on such date.

PAYMENT OF AMOUNTS DEFERRED.

     After the date the Director ceases to serve as a Director of Energy East for any reason ("Service Termination Date"), the accumulated amount deferred by a Director, with interest thereon from the tenth day of the calendar month next following the calendar month in which the Service Termination Date occurs, shall be paid to the Director in a lump some or in up to ten yearly installments that are in such percentages as the Director shall have selected. Such election must be made at the time that the Director elects for the first time to participate in the Plan. A Director may change, but only with Energy East's consent, his election of payment terms by executing and delivering to Energy East a new payment terms election. However, no such change shall be effective during the one-year period beginning with the day the Director executes a new payment terms election. If, during such one-year period, the Director becomes entitled to receive a payment or payments under the Plan pursuant to the Director's last effective payment terms election, said last effective payment terms election shall remain in full force and effect and the new election shall be null and void. Only one payment terms election shall be effective for a Director at any time. In the case of an unforeseeable emergency, however, payment may commence before the Director ceases to serve as a Director. For this purpose, an unforeseeable emergency means an event beyond the control of the Director that would result in severe financial hardship to the Director if early payment were not permitted. The amount of such early payment shall be limited to the amount necessary to meet the emergency.

BENEFICIARY:

     A Director may name a beneficiary or beneficiaries to receive his deferred compensation or balance thereof in the event of his death either prior to his retirement or while receiving payments following his retirement. Such beneficiary may be changed at any time by the Director by filing a notice in writing with the Secretary. Such change shall become effective upon the receipt thereof by the Secretary.

OTHER PROVISIONS:

     Any termination or modification of this Plan shall not affect rights previously accrued. Participation in the Plan shall in no way be considered an employment agreement or an independent commitment on the part of Energy East to continue the services of Director as Director. Energy East shall be the Plan Sponsor and the Plan Administrator.

SCHEDULE A

ENERGY EAST CORPORATION
Election to Participate in the
DEFERRED COMPENSATION PLAN FOR DIRECTORS

Name
Address

Amount to be deferred:	%
Deferral Commencement Date:
Payment Commencement Date: Corporation	( ) months after the Retirement as a Director of Energy East
Mode of Payment: ( ) single sum
( ) equal installments	(check one)	monthly quarterly annual

(Note:  Mode of payment may be changed in accordance with the terms of the Deferred Compensation Plan for Directors)

In the event of my death, I hereby designate the following beneficiaries for all sums accumulated under this Deferred Compensation Plan for my account:

Primary

Secondary
     (Note:  Beneficiary(s) may be changed at any time prior to death.)

Mode of Payment to Primary Beneficiary:

          (   ) single sum

          (   )              equal annual installments

(Note:  Mode of payment to primary beneficiary may be changed at any time prior to commencement of payment. Payments to secondary beneficiary will be in a single sum.)
Dated:	Director
Secretary of Energy East Corporation